Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value, of Heartbeam, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 20, 2023

Public Ventures, LLC

By:	/s/ Christopher A. Marlett
Name:	Christopher A. Marlett
Title:	Chief Executive Officer

Christopher A. Marlett Living Trust
/s/ Christopher A. Marlett

As Trustee